CATELLUS DEVELOPMENT CORPORATION ANNOUNCES RESIGNATION OF
             VERNON B. SCHWARTZ, CHIEF EXECUTIVE OFFICER, AND
                             TWO BOARD MEMBERS

San Francisco, California, February 22, 1994 -- The Board of Directors of Catellus Development Corporation (NYSE: CDX) said today that Vernon B. Schwartz, the company's Chairman and Chief Executive Officer, has formally notified the Board of his intention to leave the company in order to seek new opportunities. The Board has undertaken a search for a new Chief Executive Officer. It is anticipated that, to provide for a smooth transition for the company, Mr. Schwartz will continue as Chief Executive Officer through June 30, 1994.

     During the transition period, Mr. Schwartz will be working closely with the Policy Committee of the Board of Directors. The members of the newly-established Policy Committee are Judd Malkin, Chairman of JMB Realty Corporation, who serves as Chairman; Robert Krebs, Chairman, President and Chief Executive Officer, Santa Fe Pacific Corporation; John Neal, Executive Vice President for Real Estate Investments of Kemper Financial Services, Inc.; and Jacqueline Slater, Senior Vice President of Chemical Bank.

     Separately, the company announced that Rod F. Dammeyer, President and Chief Executive Officer of Itel Corporation, and Randall K. Rowe, Executive Vice President of Equity Financial and Management Company, have resigned from the Board of Directors. The Board has not decided at this time whether to elect replacements or to reduce the size of the Board.

     Catellus Development Corporation, one of the country's largest publicly-traded real estate companies, is a major developer, manager and owner of industrial and commercial properties in 10 states. The company owns approximately 912,000 acres of land, a portfolio of approximately 15 million square feet of income producing buildings, and interests in 9 real estate joint ventures.